Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Impax Laboratories, Inc.:

We consent to the use of our report dated March 1, 2018, with respect to the consolidated balance sheets of Impax Laboratories, Inc. and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and the related financial statement schedule (collectively, the “consolidated financial statements”), included herein, and to the reference to our Firm under the section entitled “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 9, 2018